Exhibit 99.1

"Someone is sitting in the shade today because

someone planted a tree a long time ago."

- Warren Buffett

It’s a simple, yet profound statement, which bears repeating. At Genius Brands, we have planted several seeds, and one by one, trees are beginning to sprout, creating value and driving revenues. We expect to have positive operational cash flows in 2016, beginning by end of Q1, and then see strong and continued growth as each new brand comes to market.

Having said the above, we must do a better job communicating that information to the investment community. To that end, we have made a change in our investor relations team effective immediately, which we will discuss shortly.

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Of course, an IR team can be no more effective than the information it has to communicate.

We have a lot to communicate and it is very good.

Our most recent 10Q showed material improvement in virtually every category and metric, including licensing revenue, television revenue, gross profit, operating expenses, accounts receivable, and cash.

As we look at all indications of the company's future today, it couldn’t be brighter. Let’s look at a few quick new data points:

•	KID GENIUS CHANNEL - KID GENIUS, our recently launched kid’s channel with Comcast, demonstrated an impressive 64% increase in viewership for its second month, according to subscriber information from audience measurement service Rentrak.* The channel has received “buy-in” across virtually every single one of the many brands being broadcast. This metric’s importance cannot be overstated, as successful kids programming is what built Nickelodeon, Disney Channel, and Cartoon Network kids programming services worth many billions of $. KID GENIUS resides on the same Comcast systems as these hugely successful networks.Our strategy for KID GENIUS is to roll it out across all distribution systems. Whereas Disney Channel, Nick and CN, are examples of linear channels, KID GENIUS is a video on demand or VOD channel, which is in alignment with how kids today are consuming media.We live in a time where kids have cell phones, tablets, and computers, in addition to mom and dad's cable TVs. Kids today are fully fluent in calling up content that they want whenever they want it. And that’s what they are doing on our channel. The positioning of animated content, which ALSO has enrichment behind it, is a unique product, and is the backbone of our channel strategy.We will begin selling advertising on KID GENIUS in 2nd quarter 2016, and though we will look forward to enjoying revenue contribution from that advertising, the enterprise value of a successful program service like Kid Genius alone, can be many, many times the value of the company itself today.

* Click here to view the Rentrak reports for KID GENIUS

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•	BABY GENIUS - The Baby Genius product line recently launched exclusively on Amazon with 46 SKUs, and has been renewed with Amazon for the full 2016 calendar year. Products range from plush, to musical instruments, to wooden games and puzzles, to sippy cups, and more. It is being marketed aggressively and we will shortly be announcing additional program episodes.

•	THOMAS EDISON'S SECRET LAB - Our recently launched THOMAS EDISON'S SECRET LAB series has launched on an unprecedented distribution platform with 6 tent poles of exposure:
1	Netflix
2	American Public Television (161 U.S. public television stations, including all ten of the top ten U.S. TV markets)
3	Kid Genius channel on Comcast (21 million U.S. TV households)
4	NCircle home video release on December 15 at WalMart, simultaneously on iTunes, Amazon, Google Play, and Hoopla.
5	App -Thomas Edison Secret Lab app from Fat Red Couch, is out and in the app store. The reviews of the app have been nothing short of spectacular* (see attached links):
http://www.bestappsforkids.com/2015/thomas-edisons-secret-lab/ - “4.7 of out 5 stars”
http://www.teacherswithapps.com/thomas-edisons-secret-lab/ - "Highly Recommended” and “Top Pick”
http://www.intellectuapp.com/2015/12/ios-app-of-day-thomas-edisons-secret-lab.html#.Vmm5mRorKV4 - “One of the best educational apps for kids that we have reviewed in the last few months” and “iOS App if the Day" …in addition to a 5-star rating on iTunes’ App Store and over 3,300 downloads as of the beginning of last week. I’ll forward additional sound bytes as they come in from Fat Red Couch.

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6	Hometown Buffett fast food promotion in thousands of restaurants has recorded the biggest sign-up participation of any promo in the restaurant chain's history. http://www.secretlabsweepstakes.com

The combination of all this exposure is an immersive road block across kids media. Of course, this all should drive sales of our products which will be led by Wicked Cool Toys, our master toy licensee.

•	Warren Buffett's Secret Millionaires Club - Warren Buffett's Secret Millionaires Club book recently launched at Barnes & Noble. Sales have been brisk, and after only two months, our publisher Downtown Books has announced a second printing. Meanwhile, the WBSMC TV series plays on the Kid Genius Comcast channel, while having been picked up by American Public Television for distribution across the public television stations platform for broadcast there next year.

THE CHANNEL AND THESE BRANDS ALL HAVE ONE THING IN COMMON. THEY ARE ALL GROWING AND CREATING VALUE. THAT VALUE BECOMES REALIZED IN SALES,  ROYALTIES AND EARNINGS.

In addition to the above, exciting things are afoot with our tiffany brands in development including the best-selling pre-school book series, LLAMA LLAMA, and our upcoming music based series SPACEPOP. In the coming weeks, we will be announcing our plans and partners for both brands.

Amidst the aforementioned items, the company can be opportunistic with a strong balance sheet and a healthy cash position, and as I stated above, we expect to be operationally cash flow positive by Q2, 2016.

Now we must concentrate on effectively communicating this information.

Effective immediately, two highly respected venerable IR organizations are joining forces to support us and tell our story:

Los Angeles-headquartered Pondel Wilkinson Inc., with Evan Pondel leading the charge, and New York-based Porter, Levay & Rose, with Michael Porter as our point-of-first contact with investors. Both firms bring many years of complementary expertise, representing quality emerging, as well as established, publicly traded companies in the broad consumer/entertainment sector. Mike will primarily focus on the Street and Evan and his team will concentrate on strategic messaging and wider-reaching financial communications. Genius Brands will benefit from the expertise of both organizations, as we continue to execute on our strategic growth plan.

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We will tell this story through:

•	Investor meetings on both coasts and in other key financial centers throughout the United States;
•	Presentations at select investor conferences;
•	Initiation of quarterly conference calls, beginning when we report 2015 results;
•	Use of social media;
•	Wider distribution in the financial community of revenue-driving product/marketing activities.

At Genius, we have much to be excited about as we head into the holidays. I wish you a healthy and joyous holiday season, and assure you that the elves at Genius Brands, will be hard at work enhancing shareholder value!!

Andy Heyward

Chairman & CEO

Genius Brands International, Inc.

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